Exhibit 16(c)(xix) Preliminary Draft | Subject to Review and Citi | Investment Banking Diligence by Citi’s Fairness Opinion Committee Project Stellar Special Committee Discussion Materials March 2026 Strictly Private and Confidential

Preliminary Draft | Subject to Review and Diligence by Citi's Fairness Opinion Committee

Summary of Ithaca's Non-Binding Proposal (March 18th, 2026)

Proposal	• **Acquire all fully diluted Class A shares of Ulysses for $11.00/share in cash** ◦ ~45% premium over last closing price of $7.61 (as of March 17, 2026) – *as stated in letter* ◦ ~21% premium over 30-day VWAP of $9.12 (as of March 17, 2026) – *as stated in letter* • Roll over all existing units of Ulysses Brands Holdings, LLC held by the Rice / Lissette family (the "Family") • Cancel all existing Class V shares
Transaction Structure	• Reverse subsidiary merger via newly formed U.S. subsidiary of Ithaca • Ulysses will continue to operate as a holding company and managing member of Ulysses Brands Holdings, LLC • Post-close initial ownership: 50% Ithaca / 50% Family
Financing	• All cash deal; no financing condition • Funding from cash and existing credit facilities of Ithaca, new external debt, rollover of existing equipment debt
Due Diligence & Advisors	• Prepared to complete diligence on an expedited basis (no specific timing shared) • Customary diligence will cover: commercial, supply chain, accounting, tax, legal • Advisors: BofA Securities (Financial), Skadden (Legal), EY (Accounting & Tax)
Management	• Management team viewed as critical to ongoing success; continued roles and incentive arrangements with select individuals
Dividends & Distributions	• Ulysses will not make any special or unusual distributions of cash (aside from regularly scheduled dividends) • Ulysses will not engage in any further share repurchases beyond what is already committed
Internal Approvals	• Proposal has received all required internal approvals from both the Ithaca Board and the shareholders of Ithaca
Approvals & Conditions	• Proposal is conditioned on: (1) negotiating terms of the rollover; (2) a shareholder's agreement with the Family; (3) mutually agreed treatment of the Tax Receivable Agreement; (4) approval by Ulysses' Special Committee; and (5) approval of a majority of disinterested Ulysses stockholders • Proposal remains subject to confirmatory diligence and customary closing conditions (including regulatory approvals) • Execution of definitive transactions conditioned on obtaining the Family's consent as per required by the Investor Rights Agreement

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Preliminary Draft | Subject to Review and Diligence by Citi’s Fairness Opinion Committee Key Clarifications for Ithaca’s Non-Binding Proposal to Request at Appropriate Time Outlined below are key areas where additional clarity from Ithaca is required, separate from the terms of the offer itself: • Valuation Methodologies: detail methodologies and assumptions used to determine offer price • Tax Receivable Agreement (TRA): detail how the TRA impacted your offer price and any related assumptions • Class A Shares: detail your assumptions for Class A shares owned by the Family (i.e., acquired or rolled) and confirm no rollover from any other parties • Financing: detail around your financing plan – sources of capital, type of debt, anticipated timing to receive a commitment • Diligence: estimated duration for diligence process, and more detail around scope of diligence • Other Agreements: estimated time to completion for: (a) terms of the rollover; and (b) shareholder agreement with the Family 3

Preliminary Draft | Subject to Review and Diligence by Citi’s Fairness Opinion Committee Ulysses Absolute Share Price Performance Share Price Performance Last 3 Years Share Price Performance 1-Month YTD 1-Year 2-Year 3-Year (March 23, 2023 – March 23, 2026) Ulysses (22.0%) (27.8%) (45.9%) (60.0%) (54.7%) $20 $16.39 52 Week High (7/23/2025): $14.67 $15 (1) $10 90-Day VWAP $9.57 (1) 60-Day VWAP $9.37 52 Week Low (3/12/2026): $7.26 (1) $7.43 30-Day VWAP $8.68 (54.7%) $5 Mar-23 Jun-23 Sep-23 Dec-23 Mar-24 Jun-24 Sep-24 Dec-24 Mar-25 Jun-25 Sep-25 Dec-25 Mar-26 Ulysses Share Volume Trading Range – Last 52 Weeks Share Volume Trading Range – Last 90 Days (% of Total Share Volume; March 23, 2025 – March 23, 2026) (% of Total Share Volume; December 23, 2025 – March 23, 2026) 100% 100% Free Float turns every 53 trading days (1) 53-Day VWAP : $9.33 75% 75% Proposal (3/18): $11.00 Proposal (3/18): 50% 50% Current: $11.00 37.3% $7.43 29.8% Current: 22.8% 21.2% 21.2% $7.43 21.1% 25% 25% 17.0% 9.1% 6.3% 5.6% 3.3% 2.7% 2.8% --% --% --% --% --% $7-$8 $8-$9 $9-$10 $10-$11 $11-$12 $12-$13 $13-$14 $14-$15 $7-$8 $8-$9 $9-$10 $10-$11 $11-$12 $12-$13 $13-$14 $14-$15 4 Source: FactSet, Bloomberg. Market data as of March 23, 2026. (1) Reflects Bloomberg-derived VWAP. % of Total Volume % of Total Volume

Preliminary Draft | Subject to Review and Diligence by Citi’s Fairness Opinion Committee Ulysses Relative Share Price Performance Share Price Performance Last 3 Years Share Price Performance 1-Month YTD 1-Year 2-Year 3-Year (March 23, 2023 – March 23, 2026; Rebased to Ulysses) Ulysses (22.0%) (27.8%) (45.9%) (60.0%) (54.7%) $45 Mid-Cap Food (7.4) (16.9) (40.7) (47.0) (48.0) S&P 500 (3.8) (4.0) 16.1 25.7 66.7 $35 +66.7% $25 $16.39 $15 (48.0%) $7.43 (54.7%) $5 Mar-23 Jun-23 Sep-23 Dec-23 Mar-24 Jun-24 Sep-24 Dec-24 Mar-25 Jun-25 Sep-25 Dec-25 Mar-26 (1) Ulysses Mid-Cap Food S&P 500 Relative Share Price Performance – Last 52 Weeks Relative Share Price Performance – Last 90 Days (March 23, 2025 – March 23, 2026) (December 23, 2025 – March 23, 2026) Mid-Cap Food 40.0% 20.0% 16.1% 10.4% 20.0% Mid-Cap Food -- -- (20.0%) (3.3%) (12.7%) (4.8%) (18.4%) (20.0%) (40.0%) (12.6%) (30.9%) (14.6%) (39.7%) (45.9%) (23.1%) (60.0%) (27.4%) (54.5%) (28.3%) (57.4%) (40.0%) (80.0%) (76.5%) (44.5%) (100.0%) (60.0%) Ulysses S&P 500 Ulysses S&P 500 5 Source: FactSet. Market data as of March 23, 2026. (1) Mid-Cap Food index includes Post Holdings, Marzetti, Flowers Foods, BellRing, B&G Foods, Simply Good Foods, and J&J Snack Foods.

Preliminary Draft | Subject to Review and Diligence by Citi’s Fairness Opinion Committee Ulysses Next Twelve Months EBITDA Multiple Over Time Median FV / NTM EBITDA Last 3 Years Firm Value / Next Twelve Months EBITDA Current 1-Month YTD 1-Year 2-Year 3-Year (March 23, 2023 – March 23, 2026) Ulysses 7.8x 8.3x 9.3x 11.3x 12.4x 14.2x 20x Mid-Cap Food 7.4 8.2 8.4 9.4 11.9 12.8 17.1x 15.3x 15x 7.8x 10x (9.3x) ∆ 7.4x (7.9x) ∆ 5x Mar-23 Jun-23 Sep-23 Dec-23 Mar-24 Jun-24 Sep-24 Dec-24 Mar-25 Jun-25 Sep-25 Dec-25 Mar-26 (1) Ulysses Mid-Cap Food Relative Valuation Delta – Last 52 Weeks Relative Valuation Delta – Last 90 Days (March 23, 2025 – March 23, 2026) (December 23, 2025 – March 23, 2026) Mid-Cap Food Mid-Cap Food -- -- (0.0x) (2. 0x) (0.5x) (0.2x) (1.0x) (1.1x) (0.6x) (4.0x ) (1.0x ) (0.7x) (3.5x) (4.5x) (4.4x) (6.0x) (1.5x) (1.4x) (8.0x ) (2. 0x) (6.9x) (2.0x) (10.0x) (2. 5x) (2.1x) (2.2x) (12.0x ) (3.0x) (14.0x) (12.6x) (3.5x) (3.2x) Ulysses Ulysses 6 Source: FactSet. Market data as of March 23, 2026. (1) Mid-Cap Food index includes Post Holdings, Marzetti, Flowers Foods, BellRing, B&G Foods, Simply Good Foods, and J&J Snack Foods.

Preliminary Draft | Subject to Review and Diligence by Citi’s Fairness Opinion Committee Ulysses Consensus Estimates Over Time Last 3 Years Consensus Sales Estimates ($ in mm; March 23, 2023 – March 23, 2026) $1,700 $1,599 $1,578 $1,518 $1,495 $1,500 (6.5%) $1,439 (8.8%) $1,409 (7.2%) $1,300 Mar-23 Jun-23 Sep-23 Dec-23 Mar-24 Jun-24 Sep-24 Dec-24 Mar-25 Jun-25 Sep-25 Dec-25 Mar-26 Last 3 Years Consensus EBITDA Estimates ($ in mm; March 23, 2023 – March 23, 2026) $275 $235 $232 (1.4%) $225 $217 $212 +1.9% $197 $200 +1.6% $175 Mar-23 Jun-23 Sep-23 Dec-23 Mar-24 Jun-24 Sep-24 Dec-24 Mar-25 Jun-25 Sep-25 Dec-25 Mar-26 2024 Estimate 2025 Estimate 2026 Estimate 7 Source: Company filings and FactSet. Market data as of March 23, 2026. Note: Dotted lines reflect actual reported figure. 2026 estimates first available on October 18, 2023.

Preliminary Draft | Subject to Review and Diligence by Citi’s Fairness Opinion Committee Selected Mid-Cap Food Public Companies Operational Benchmarking Mid-Cap Food Ulysses (Consensus) Firm Value* ($ in bn) $1.8 $12.5 $3.9 $3.5 $3.1 $2.3 $1.5 $1.4 Revenue CAGR (CY2025A-CY2027E) Median: 1.2% 4.4% 2.7% 2.5% 1.7% 1.2% 0.4% (0.4%) (1) (7.5%) EBITDA CAGR (CY2025A-CY2027E) Median: 1.5% 5.9% 4.5% 4.0% 3.4% 1.5% (1.0%) (1) (3.9%) (6.1%) EBITDA Margin (CY2026E) Median: 16.2% 18.8% 17.7% 19.0% 16.2% 16.0% 15.5% 12.0% 9.2% Source: Company filings and FactSet. Market data as of March 23, 2026. 8 Note: “*” denotes sort order. (1) 2025A pro forma for acquisition of Del Monte Foods’ stock & broth businesses. Assumes incremental net sales of $115 million and EBITDA of $20 million.

Preliminary Draft | Subject to Review and Diligence by Citi’s Fairness Opinion Committee Selected Mid-Cap Food Public Companies Valuation Benchmarking Mid-Cap Food Ulysses (Consensus) Firm Value* ($ in bn) $1.8 $12.5 $3.9 $3.5 $3.1 $2.3 $1.5 $1.4 Firm Value / CY2026E EBITDA Median: 7.4x 12.4x 8.7x 7.9x 7.9x 7.4x 7.1x 7.4x 5.5x Firm Value / CY2027E EBITDA Median: 7.5x 12.2x 8.6x 7.8x 7.6x 7.5x 7.2x 6.7x 5.1x 9 Source: Company filings and FactSet. Market data as of March 23, 2026. Note: “*” denotes sort order.

Preliminary Draft | Subject to Review and Diligence by Citi’s Fairness Opinion Committee Selected Mid-Cap Food Precedent Transactions Firm Value / LTM EBITDA (Pre-Synergies) Median: 13.5x 19.9x 17.8x 15.7x 14.7x 13.5x 12.6x 12.5x 12.0x 11.1x Ann. Date Feb-12 Oct-15 Nov-15 Aug-16 Apr-17 Dec-17 Jun-20 Feb-21 Sep-23 Target Gores Acquirer Holdings Firm Value $2.7 $1.9 $1.0 $2.3 $0.9 $6.3 $1.6 $3.4 $5.5 ($bn) 10 Source: Company filings, investor presentations, and press releases.

Preliminary Draft | Subject to Review and Diligence by Citi's Fairness Opinion Committee

Ulysses Analyst Ratings

Last 12 Months Ratings Evolution

(March 23, 2025 – March 23, 2026)


100%
75%
50%
25%
0%
$17.50
$13.73
$20
$14.00
$10
$7.43
$0
27%
33%
73%
67%
Mar 25
Apr 25
May 25
Jun 25
Jul 25
Aug 25
Sep 25
Oct 25
Nov 25
Dec 25
Jan 26
Feb 26
Mar 26
Buy
Hold
Sell
Price
Target Price

Select Broker Price Targets & Valuation Methodologies[1]

Broker	Date	Rating	Target Price	Premium to Current	Valuation Methodology
Piper Sandler	3/22/2026	Buy	$13.00	75%	~10.5x FV / FY27 EBITDA Multiple
RBC	3/19/2026	Buy	17.00	129	Based on 80% DCF (~7% WACC, 1% PGR) and 20% Precedent Transactions (~16x EV / EBITDA[2])
Stephens	3/18/2026	Buy	14.00	88	FV / EBITDA Multiple[2]
TD Cowen	3/17/2026	Hold	11.00	48	9.5x FV / FY27 EBITDA Multiple
Mizuho	3/5/2026	Buy	14.00	88	Undisclosed
Barclays	2/19/2026	Buy	12.00	62	10.7x FV / FY26 EBITDA Multiple
Oppenheimer	2/17/2026	Hold	*n/a*	*n/a*	*n/a*
Bank of America	2/12/2026	Buy	14.00	88	11x FV / FY27 EBITDA Multiple
UBS	2/12/2026	Hold	10.00	35	P / E and FV / EBITDA Multiple[2]
Jefferies	2/12/2026	Buy	14.00	88	~12x FV / FY27 EBITDA Multiple
Broker Median			**$14.00**	**88%**	

Source: Wall Street research, FactSet, and Bloomberg. Market data as of March 23, 2026.
(1) Excludes brokers who did not update post Q4 2025 earnings.
(2) Exact metrics for price target not disclosed.

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Preliminary Draft | Subject to Review and Diligence by Citi’s Fairness Opinion Committee Historical Transaction Bidding Analysis Total Deals (All-Cash, >$1bn Equity Value, U.S. Targets) by Number of Bumps Prior to Announcement – Count Median Across Deals with <5 Bumps: 2 Transactions with Unusual Dynamics 114 113 61 54 31 8 1 2 3 4 5 6 Total Bumps First Bid vs. Unaffected Closing Price – Median (%) Median Across Deals with <5 Bumps: 24% 29% 27% 24% 22% 20% 18% 1 2 3 4 5 6 Total Bumps Increase in Offer Premium vs. Initial Offer – Median (%) Median Across Deals with <5 Bumps: 14% 32% 17% 16% 14% 14% 10% 1 2 3 4 5 6 Total Bumps 1-Day Unaffected Premium – Median (%) Median Across Deals with <5 Bumps: 34% 37% 33% 36% 28% 33% 55% 12 Source: Deal Point data. Market data as of March 2026. Note: All-cash transactions involving U.S. public targets with deal value >$1bn announced since January 1, 2017. Medians exclude deals with >4 bumps.

Preliminary Draft | Subject to Review and Diligence by Citi’s Fairness Opinion Committee Illustrative “Dislocated” Premiums Analysis Companies that are more “dislocated” from their 52-week high often have a higher 1-day unaffected premium, though still transact at a discount to the 52-week high; below represents all-cash deals with public targets in the U.S. since 2017. Pre-Announcement Trading: Premiums Impact Unaffected Share Price Premium to 1-day (%) Premium to 52-week High (%) (% of 52-week High) 52-week High 20% - 40% 75% (46%) 46% 93% (56%) (35%) Median: 34% Number of Deals: 34 Ulysses currently at 51% of 52-week High 40% - 60% 53% (26%) 29% 69% (36%) (12%) Median: 54% Number of Deals: 85 60% - 80% 43% (2%) 27% 60% (14%) 12% Median: 72% Number of Deals: 200 80% - 100% 15% 29% 19% 45% 5% 27% Median: 92% Number of Deals: 394 th th 25 75 13 Key: Source: Company filings, FactSet, and SDC as of March 2026. Market data as of March 23, 2026. Percentile Percentile Note: All-cash transactions involving U.S. public targets announced since January 1, 2017. Least Dislocated Most Dislocated

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